Exhibit 99.1

NEWS RELEASE

LEGACY VENTURES SECURES FINANCING FOR SUBSIDIARY RM FRESH BRANDS

Toronto, Canada – August 30, 2016 Legacy Ventures International Inc. (Legacy Ventures) (OTC:LGYV) announces that the company has secured financing for its subsidiary, RM Fresh Brands Inc. (RM Fresh),which will allow the Canadian distribution company to continue its operations and expansion of its existing customer base and catalogue of brands. Management of Legacy Ventures and RM Fresh have entered into an agreement with a third party investment group to provide financing for RM Fresh and relieve the debt and financial obligations from both companies. Legacy Ventures shareholders will retain 20% of RM Fresh with the expectation that the Canadian company will seek a public listing in the future.

RM Fresh, located in Mississauga, Ontario, is a Canadian distribution company representing a range of unique and sought after food/beverage products including Boxed Water and Aloe Gloe. Over the course of the last 12 months, RM Fresh has entered into distribution agreements with some of the largest retailers in Canada, and requires proper financing to support the increase of inventory and operating expenses. Management of both Legacy Ventures and RM Fresh agree that securing this financing and allowing a strong path for growth will provide increased value for shareholders and allow all parties involved to benefit in the growing success of RM Fresh in Canada.

For further details contact:

Matthew Harrington, Launch IR

Legacy Ventures

Tel: 1-800-918-3362

About Legacy Ventures International Inc. and Subsidiary

Legacy Ventures has operated through its subsidiary RM Fresh Brands, Inc., servicing food and beverage retailers and distributors who are looking for innovative, trend-setting products Canada. With a focus on sustainable, category-changing consumables, RM Fresh Brands distributes an extensive portfolio of highly desirable brands, including Boxed Water, Cleansify, Uncle Si’s Iced Tea, Chef 5-Minute Meals, Shimla Foods, Aloe Gloe and Arriba Horchata. RM Fresh Brands is headquartered in Mississauga, Ontario, Canada and offers logistic and warehouse services out of the company’s principal warehouse facility in Mississauga. Through a network of sub-distribution partners across Canada, RM Fresh Brands provides national product distribution and brokerage services. The Company has an emerging focus on the United States and Middle East through the establishment of sub-distribution partners.

www.legacyventuresinc.com

www.rmfreshbrands.com

Forward-looking Statements

Certain statements and documents referred to in this release, other than statements of historical fact, may include forward-looking information that involves various risks and uncertainties that face the Company; such statements may contain such words as "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "estimate", "expect" and similar expressions, and may be based on management's current assumptions and expectations. There can be no assurance that any statements of forward-looking information contained in this release will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral statements containing forward-looking information are based on the estimates and opinions of management on the dates they are made and expressly qualified in their entirety by this notice. Except as required by applicable laws, the Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Readers are cautioned not to place undue reliance on any statements of forward looking information that speak only as of the date of this release.